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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of May 13, 2005 by and between StarTek, Inc., a Delaware corporation (the "Company"), and Steven D. Butler, a resident of Colorado ("Executive").

                                    RECITALS


     A. The Company is a provider of business process outsourced services, which consist of business process management and supply chain management services.

     B. Executive is an experienced business manager.

     C. Executive is currently an executive officer of the Company, and wishes to continue his employment as full-time President and Chief Executive Officer of the Company.

     D. The Company desires to employ Executive and Executive wishes to provide his services to the Company, subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

     1. Employment. Subject to all terms and conditions hereof, effective May 13, 2005 the Company shall continue to employ Executive, and Executive shall accept such continuation of employment and perform services for the Company and Affiliates (as defined in Section 13) in the capacities as requested by the Board of Directors of the Company (the "Board") as provided in this Agreement.

     2. Term of Employment. Unless terminated at an earlier date in accordance with Section 9 hereof, the term of Executive's employment with the Company pursuant to this Agreement shall be for the period commencing on May 13, 2005 and ending on May 13, 2010 (the "Term"). Thereafter, unless terminated at an earlier date in accordance with Section 9 hereof, the term of Executive's employment with the Company shall be automatically extended for successive one-year periods, unless either party gives written notice to the other party at least 90 days prior to the expiration of such term that such party elects not to extend the term of Executive's employment under this Agreement.



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          3. Position and Duties.

             (a) Position with the Company. Commencing on May 13, 2005 and continuing for the duration of Executive's employment with the Company during the Term, Executive shall serve as President and Chief Executive Officer of the Company and shall report to the Board. As President and Chief Executive Officer, Executive shall have primary management responsibility for the Company, shall have all duties and powers customarily associated with the office of President and Chief Executive Officer of a significant business enterprise, and shall perform such responsibilities as the Board may assign to him from time to time consistent with his position. Executive shall also serve as Treasurer and Secretary of the Company until such positions are otherwise filled by action of the Board based upon the recommendation of Executive, and as an officer and/or director of any and all Affiliates. Executive shall perform such responsibilities for such Affiliates as the Board may assign from time to time.

             (b) Board of Directors. While Executive is employed by the Company as President and Chief Executive Officer, the Board shall nominate Executive to the Board, and upon election Executive shall serve on the Board without additional compensation.

             (c) Performance of Duties and Responsibilities. While Executive is employed by the Company hereunder, Executive shall serve the Company and its Affiliates faithfully and to the best of his ability and shall devote his full time, attention and efforts to the business of the Company and its Affiliates. Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board, but may participate in charitable and personal investment activities, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

             (d) Place of Employment. Executive's primary place of employment with the Company shall be at the Company's headquarters located in Denver, Colorado, and Executive shall perform his duties primarily from such location subject to business travel in the ordinary course of Executive's performance of his duties and responsibilities as may reasonably be required.

     4. Compensation.


             (a) Base Salary. While Executive is employed by the Company hereunder during the Term, the Company shall pay to Executive an annual base salary of $450,000, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. Commencing after Executive's first full fiscal year of employment with the Company, the Compensation Committee of the Board (the "Compensation Committee") shall review and may increase Executive's base salary in its sole discretion; provided, however, that the Compensation Committee may reduce Executive's base


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salary by no more than 25% of Executive's then current base salary only if (i)
such reduction is part of a general, pro-rata reduction in the base salaries of all executives of the Company implemented by the Board as a result of financial problems experienced by the Company, and (ii) Executive's base salary is returned to its unreduced level on a prospective basis commencing upon the cessation of such financial problems, as determined by the Board. At least once a year, the Compensation Committee shall conduct an annual performance review of Executive and will undertake to review the level of salary paid to Executive based upon the results of such annual performance review and in comparison to the overall market for a company of like size and stature.

             (b) Annual Incentive Bonus. For each full fiscal year Executive is employed by the Company hereunder, Executive shall be eligible for an annual incentive bonus for such fiscal year of up to 50% of annual base salary, subject to achievement of performance criteria established by the Compensation Committee after consultation with Executive.

             (c) Stock Options. The Company shall grant to Executive on May 13, 2005, options to purchase 225,000 shares of the common stock of the Company ("New Options") pursuant to the StarTek, Inc. Stock Option Plan dated February 13, 1997, as amended (the "Plan") at an exercise price per share equal to 100% of the Fair Market Value on the date of grant. Executive will also retain the options to purchase 75,000 shares of common stock granted at the time of his appointment as Chief Financial Officer of the Company pursuant to that certain Amended and Restated Option Agreement dated effective as of January 3, 2005 attached hereto as Exhibit A (the "Existing Options", and together with the New Options, the "Stock Options"). The full terms and conditions of the New Options will be as set forth in the Option Agreement dated May 13, 2005 attached hereto as Exhibit B, entered into between the Company and Executive and approved by the Board. All Stock Options will be subject to the terms and conditions of the Plan. Executive will be considered for additional stock option grants at least once a year and the Compensation Committee will undertake to review the level of stock options held by Executive in comparison to the overall market for a company of like size and stature. The Stock Options will vest as provided in the option agreements attached hereto as Exhibit A and Exhibit B.

             (d) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all such employee benefit plans and programs of the Company as are provided from time to time by the Company or its subsidiaries to senior executives of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

             (e) Insurance Benefits. While Executive is employed by the Company hereunder, the Company will continue to reimburse Executive for life insurance premiums under those certain Northwestern Mutual Insurance Company $1,000,000 life policies in effect as of the


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date of this Agreement (the premiums for which policies are being paid for by the Company as of the date of this Agreement) (together, the "Life Insurance Policy") and health insurance premiums under that certain World Medical Insurance policy the premiums for which are being paid for by the Company as of the date of this Agreement (the "Health Insurance Policy") for Executive's current levels of coverage for life insurance and health insurance. The Company will also reimburse Executive for the cost (not exceeding $10,000 per year) of supplemental disability insurance coverage providing a benefit of up to $15,000 per month.

             (f) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

             (g) Vacation. While Executive is employed by the Company hereunder, Executive shall receive not less than four (4) weeks per year of paid vacation time off in accordance with the Company's policies for executives, to be taken at such times so as not to disrupt the operations of the Company.

     5. Confidential Information. During Executive's employment with the Company or any Affiliates and for the Restrictive Period (as defined below), except as permitted by the Board, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or shall acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. Executive shall refrain from intentionally committing, and will take reasonable steps to avoid, any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of Executive's fiduciary duties to the Company,
(ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations


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under this Agreement to maintain the confidentiality of the Company's confidential information are in addition to any obligations of Executive under applicable statutory or common law.

             For purposes of this Agreement, "Restrictive Period" shall mean:
(A) 12 consecutive months from and after the date of termination of Executive's employment, and (B) in the case Executive is entitled to receive 24 months of severance payments pursuant to Section 10(b), 24 consecutive months from and after the date of termination of Executive's employment.


     6. Ventures. If, during Executive's employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder's fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

     7. Noncompetition and Nonsolicitation Covenants.

             (a) Agreement Not to Compete. During Executive's employment with the Company or any Affiliates and for the Restrictive Period, whether such termination is with or without Cause, or whether such termination is initiated by Executive or the Company, Executive will not, without the express written authorization of the Board, directly or indirectly (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member, consultant or otherwise) in North America or any other location in which the Company is then doing business, including Canada, provide services for or hold any interest in any person or entity engaged in or planning to enter into the business of business PROCESS outsourced services, which may consist of business process management services (including without limitation provisioning management, wireless telephone number porting, receivables management, wireless telephone activations, and high-end tehnical support and customer care services) and/or supply chain management services (including without limitation packaging, fulfillment, marketing support and logistics services (collectively, the "Business"). Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on NASDAQ will not itself constitute a breach of this Section 7.

             (b) Agreement Not to Hire. During Executive's employment with the Company or any Affiliates and for the Restrictive Period, whether such termination is with or without Cause, or whether such termination is initiated by Executive or the Company, Executive shall not, directly or indirectly, in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise) hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee or contractor of the Company at any time during the six-month period immediately preceding Executive's termination of employment.

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             (c) Agreement Not to Solicit. During Executive's employment with the Company or any Affiliates and for the Restrictive Period, whether such termination is with or without Cause, or whether such termination is initiated by Executive or the Company, Executive shall not, directly or indirectly in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise) solicit, request, advise or induce any then current customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company.

             (d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company, including but not limited to the Company's trade secrets, confidential information, substantial relationships with existing or prospective customers, or customer goodwill. Executive hereby acknowledges that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violation or continuing to violate such provision.

             (e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

     8. Patents, Copyrights and Related Matters.


             (a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates. Any such improvements and inventions shall be the sole and exclusive property of the Company and executive shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvements and inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and

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for no additional compensation therefore, but at no expense to Executive,
Executive shall sign any and all instruments deemed necessary by the Company for:

                  (i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

                  (ii) the filing and prosecution of any divisional,
                       continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

                 (iii) the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive's own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

             (b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive's services hereunder or knowledge of confidential and proprietary information of the Company or its Affiliates, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive's knowledge of confidential and proprietary information of the Company shall be considered "works made for hire," as defined in the U.S. Copyright Act, as amended.

     9. Termination of Employment.


             (a) The Executive's employment with the Company shall terminate immediately upon:

                  (i) Executive's receipt of written notice from the Company of the termination of his employment, effective as of the date indicated in such notice, for which the Company must give no less than 90 days notice if the termination is for other than "Cause" (as defined below);

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                  (ii) Executive's abandonment of his employment or his
                       resignation;

                 (iii) Executive's Disability (as defined below); or

                  (iv) Executive's death.

             (b) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

             (c) Upon termination of Executive's employment with the Company for any reason, Executive shall resign from all positions held as officer or director of the Company or its Affiliates effective on the Termination Date.

     10. Payments upon Termination of Employment.


             (a) If, prior to the end of the Term, Executive's employment with the Company is terminated for any reason other than for the reasons set forth in Sections 10(b) or 10(d) hereof, then the Company shall, subject to the conditions in Section 10(i):

                  (i) pay to Executive as severance pay an amount equal to his then current base salary for a period of 12 consecutive months after the Termination Date;

                  (ii) if Executive elects to continue for himself and his
                       eligible dependents the Life Insurance Policy and Health Insurance Policy following the Termination Date, pay the full cost of such coverage at the same level of coverage that was in effect as of the Termination Date for a period of 12 consecutive months after the Termination Date; and

                 (iii) pay to Executive a prorated portion (based on the number of days Executive was employed during such year) of any annual incentive bonus that would have been payable to him pursuant to Section 4(b) of this Agreement for such fiscal year as if Executive had been in the employ of the Company for the full fiscal year, based on actual Company performance for such fiscal year.

             (b) If, prior to the end of the Term, Executive's employment with the Company is terminated (i) in connection with the consummation of a Change of Control Event (as defined below), or (ii) without Cause or Executive resigns for Good Reason during the one-year period following the occurrence of a Change of Control Event, then in each event the Company shall, subject to the conditions set forth in Section 10(i):


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                  (i)  pay to Executive as severance pay an amount equal to his then current base salary for a period of 24 consecutive months after the Termination Date;

                  (ii) if Executive elects to continue for himself and his
                       eligible dependents the Life Insurance Policy and Health Insurance Policy following the Termination Date, pay the full cost of such coverage at the same level of coverage that was in effect as of the Termination Date for a period of 24 consecutive months after the Termination Date; and

                 (iii) pay to Executive a prorated portion (based on the number of days Executive was employed during the year of termination) of any annual incentive bonus that would have been payable to him pursuant to Section 4(b) of this Agreement solely for the fiscal year of such termination as if Executive had been in the employ of the Company for the full fiscal year, based on actual Company performance for such fiscal year.

             For purposes of this Agreement, a "Change of Control Event" shall mean any event described in the first sentence of Section 17 of the Plan.

             (c) Any amount payable to Executive or for the benefit of Executive and his eligible dependents shall be subject to applicable deductions and withholdings. Severance pay pursuant to Section 10(a)(i) or Section 10(b)(i) shall be paid to Executive by the Company in equal installments in accordance with the Company's regular payroll schedule, commencing on the first normal payroll date of the Company following the expiration of the applicable rescission periods provided by law and any six month delay required by 409A of the Internal Revenue Code and continuing for the applicable period thereafter. Any annual incentive bonus payable pursuant to Section 10(a)(iii) or Section 10(b)(iii) shall be paid to Executive at the same time as incentive awards for such fiscal year are paid to other executives of the Company.

             (d) If Executive's employment with the Company is terminated by reason of:

                  (i) Executive's abandonment of his employment or Executive's resignation without Good Reason (as defined below);

                  (ii) termination of Executive's employment by the Company for
                       Cause (as defined below);



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                 (iii) Executive's Disability or death; or

                  (iv) expiration of the Term of Executive's employment with the
                       Company, as specified in Section 2 hereof,

the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his then current base salary earned by Executive through the Termination Date.

             (e) "Cause" hereunder shall mean:

                  (i)  Any material breach by Executive of this Agreement;

                  (ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is materially injurious to the Company;

                 (iii) the conviction of Executive in any jurisdiction for (or pleading nolo contendere to) any crime that constitutes a felony, or that constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company or its Affiliates, or their respective businesses or reputations; or

                  (iv) willful and deliberate breach by Executive of his
                       fiduciary obligations as an officer or director of the Company.

             (f) "Good Reason" hereunder shall mean:

                  (i) without the consent of Executive, the assignment of Executive to duties substantially inconsistent with his position, duties, responsibility or status immediately prior to the assignment, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by Executive;

                  (ii) reduction in Executive's base salary except for (A)
                       across-the-board salary reductions as a part of a general, pro-rata reduction in the base salaries of all executives of the Company implemented by the Board as a result of financial problems experienced by the Company; provided that, such salary reduction does not reduce Executive's then current base salary by more than 25%, or
                       (B) a reduction in Executive's base salary consented to by Executive;


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                 (iii) without the consent of Executive, change of Executive's work location by more than 50 miles; or

                  (iv) any material breach by the Company of the Employment
                       Agreement not caused by Executive, which breach has not been cured by the Company within 30 days after receipt of written notice to the Company from Executive specifying with reasonable detail the reasons that Executive believes a material breach has occurred.

             (g) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 180 days or more during any 365-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

             (h) In the event of termination of Executive's employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 10(a) or 10(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable written agreement between Executive and the Company, or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

             (i) Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any payments to or for the benefit of Executive and his eligible dependents under Section 10(a) hereof unless: (i) Executive shall, if reasonably requested by the Board, remain employed by the Company for a transition period and complete such transitional duties as the Board may assign; (ii) Executive shall have signed a release of claims in favor of the Company and its Affiliates substantially in the form attached hereto as Exhibit C, and all applicable consideration and rescission periods provided by law and any six month delay required by Section 409A of the Internal Revenue Code shall have expired; and (iii) Executive is in strict compliance with the terms of this Agreement that survive the termination of Executive's employment as of the dates of such payments. Notwithstanding the foregoing, nothing in this
Section 10(i) will be interpreted to limit in any manner the good faith exercise of fiduciary responsibilities of any person as an officer or director of the Company, or to prohibit any person from cooperating with any civil or criminal investigation or giving truthful information in response to a valid subpoena or court order.

     11. Return of Records and Property. Upon termination of Executive's employment or at any time upon the Company's request, Executive shall promptly deliver to the

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Company any and all Company and Affiliate records and any and all Company and
Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

     12. Remedies.

             (a) Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 7, 8 or 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

             (b) Arbitration. Except for disputes arising under Sections 5, 7, 8 or 11 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive's employment with the Company shall be submitted to final and binding arbitration in Denver, Colorado. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party's administrative remedies under federal, state or local law.

     13. Miscellaneous.

             (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.


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             (b) Jurisdiction and Venue. Except for disputes to be resolved by arbitration as provided in Section 12(b), Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Denver County, State of Colorado.

             (c) Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement of the parties relating to Executive's employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, including that certain Executive Confidentiality and Non-Competition Agreement by and between Executive and the Company, dated January 3, 2005, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

             (d) No Violation of Other Agreements or Obligations. Executive hereby represents and agrees that neither (i) Executive's entering into this Agreement nor (ii) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others and agrees not to enter into any agreement either written or oral in conflict with this Agreement.

             (e) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

             (f) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

             (g) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to an Affiliate or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be "the Company" for purposes of all terms and conditions of this Agreement, including this Section 13(g).

             (h) Affiliated Entities. As used in this Agreement, "Affiliates" shall include the Company and each corporation, partnership, or other entity which controls the Company, is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

             (i) Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one business day after notice is sent by reliable overnight courier, or three business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive or, in the case of the Company, to its principal office, to the attention of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.

             (j) Taxes. The Company shall deduct from any payments made and benefits provided to Executive hereunder any withholding or other taxes which the Company is required or authorized to deduct under applicable law.

             (k) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

             (l) Severability. Subject to Section 7 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

             (m) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

             (n) Survival. The parties acknowledge and agree that certain provisions of this Agreement, including but not limited to Sections 5, 7, 8, 10, 11, 12 and 13 hereof, impose obligations that according to their terms survive termination of Executive's employment or expiration of the Term. All such provisions shall survive termination of Executive's employment and expiration of the Term.


                            SIGNATURE PAGE TO FOLLOW

                  IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.


                             STARTEK, INC.

                             By: /s/ Albert C. Yates
                                ---------------------------------------
                                      Albert C. Yates
                             Title: Chairman of the Compensation Committee of the Board of Directors


                             /s/ Steven D. Butler
                             ------------------------------------------
                             STEVEN D. BUTLER

                                    EXHIBIT A

                      AMENDED AND RESTATED OPTION AGREEMENT

                                 (75,000 SHARES)

                                  SEE ATTACHED

                                    EXHIBIT B

                                OPTION AGREEMENT

                                (225,000 SHARES)

                                  SEE ATTACHED

                                    EXHIBIT C

                           RELEASE BY STEVEN D. BUTLER

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

     A. I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

     B. StarTek means StarTek, Inc., any company related to StarTek, Inc. in the present or past (including without limitation its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of StarTek, Inc.

     C. Company means StarTek; the present and past officers, directors, committees, and employees of StarTek; any company providing insurance to StarTek in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by StarTek (other than multiemployer plans); the attorneys for StarTek; and anyone who acted on behalf of StarTek or on instructions from StarTek.

     D. Employment Agreement means the Employment Agreement between StarTek and me that I executed on May 13, 2005, including all of the documents attached to the Employment Agreement.

     E. My Claims mean all of my rights that I now have to any relief of any kind from StarTek, whether or not I now know about those rights, relating to my employment relationship with StarTek including without limitation:

        1. all claims arising out of or relating to my employment relationship with StarTek or the termination of that employment relationship;

        2. all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes;

        3. all claims for alleged wrongful discharge; breach of employment contract; breach of implied employment contract; failure to keep any promise relating to my employment; breach of a covenant of good faith and fair dealing under the Employment Agreement; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; constructive discharge; retaliation or reprisal; defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, assault, battery, invasion of privacy, and interference with contractual or business relationships relating to my employment relationship with StarTek and the termination of such employment relationship; any other wrongful employment practices; and violation of any other law relating to my employment with StarTek;

        4. all claims for compensation of any kind as an employee of StarTek, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

        5. all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages relating to my employment relationship with StarTek and the termination of such employment relationship; and

        6. all claims for attorneys' fees, costs, and interest relating to any of the foregoing claims.

        However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for benefits under the terms and conditions of any retirement, pension, profit sharing, welfare benefit or other employee benefit plan of the Company in which I am a participant as of the termination of my employment; any claims for breach of Section 10 of the Employment Agreement; or any claims that I may have to indemnification from StarTek as provided under the charter documents of StarTek or that certain Indemnification Agreement dated January 3, 2005 by and between StarTek and me (the "Indemnification Agreement"), any general liability or officers' and directors' liability insurance policies maintained by StarTek, or applicable law.

AGREEMENT TO RELEASE MY CLAIMS. I will receive consideration from StarTek as set forth in the Employment Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from StarTek if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though StarTek will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

COOPERATION/NON-DISPARAGEMENT. At the Company's reasonable request and upon reasonable notice, I will, from time to time and without further consideration, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents as may be necessary or appropriate to formalize and complete the Company's corporate records and, for up to five (5) hours in any calendar month (on a non-cumulative basis) for one year following the termination of my employment, discuss and consult with the Company regarding other matters relating to my responsibilities while employed by the Company. I will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company's directors, officers, employees, or agents.

ACKNOWLEDGEMENT OF CONTINUING OBLIGATIONS. I acknowledge and agree that certain of my obligations under the Employment Agreement, including but not limited my obligations under Sections 5, 7, 8, 10, 11, 12, and 13 of the Employment Agreement, survive the termination of my employment with the Company. I represent that I am in compliance, and shall continue to comply, with all such continuing obligations under the Employment Agreement. I understand that nothing in this Release will impact my rights or the Company's obligations under the Indemnification Agreement.

ADVICE TO CONSULT WITH AN ATTORNEY. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

PERIOD TO CONSIDER THE RELEASE. I acknowledge that I may take up to 21 days to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

MY RIGHT TO RESCIND THIS RELEASE. I understand that I may rescind this Release at any time within 7 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without my rescinding it.

PROCEDURE FOR ACCEPTING OR RESCINDING THE RELEASE. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to StarTek by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to StarTek by hand or by mail within the 7-day rescission period. All deliveries must be made to StarTek at the following address:

                             [----------------------
                             ----------------------
                             ----------------------]

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to StarTek at the address stated above.

INTERPRETATION OF THE RELEASE. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

MY REPRESENTATIONS. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with StarTek. No child support orders, garnishment orders, or other orders requiring that money owed to me by StarTek be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by StarTek. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.




Dated: May 13, 2005                       /s/ Steven D. Butler
       ------------------------           -----------------------------------
                                          Steven D. Butler